Exhibit 3.1

CERTIFICATE OF INCORPORATION
OF
AEGION CORPORATION

FIRST:                 The name of the corporation is AEGION CORPORATION (the “Corporation”).

SECOND:            The registered office of the Corporation is to be located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, State of Delaware, 19801.  The name of its registered agent at that address is The Corporation Trust Company.

THIRD:                The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware (the “DGCL”).

FOURTH:            The Corporation shall be authorized to issue one hundred twenty-seven million (127,000,000) shares consisting of one hundred twenty-five million (125,000,000) Class A common shares, par value one cent ($0.01) per share; and two million (2,000,000) Preferred shares, par value ten cents ($0.10) per share (“Preferred Stock”).

FIFTH:                 The name and address of the incorporator are as follows:

Name	Address
Gregory M. Mennerick	One US Bank Plaza St. Louis, Missouri 63101

SIXTH:                The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and shareholders:

(1)         The number of directors of the Corporation shall be such as from time to time shall be fixed by, or in the manner provided in, the by-laws; provided, however, that the number of directors of the Corporation shall not be less than six (6) nor shall the number of directors of the Corporation exceed fifteen (15).  Election of directors need not be by ballot unless the by-laws so provide.

(2)         Vacancies in the Board of Directors shall be filled by a majority of the directors then in office subject to the procedures set forth in the by-laws of the Corporation.  A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.  Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor.

Notwithstanding any provision of this Article SIXTH, whenever the holders of any one or more series of Preferred Stock issued by the corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of shareholders or any class or series, the election, term of office, filing of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation or the resolution or resolutions adopted by the Board of Directors pursuant to Article FOURTH hereof applicable thereto.

(3)         The Board of Directors shall have power without the assent or vote of the shareholders:

(a)           To make, alter, amend, change, add to or repeal the by-laws of the Corporation; to fix and vary the amount to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the Corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.

(b)           To determine from time to time whether, and to what extent, and at what times and places, and under what conditions the accounts and books of the Corporation (other than the stock ledger) or any of them, shall be open to the inspection of the shareholders.

(4)         The directors at their discretion may submit any contract or act for approval or ratification at any annual meeting of shareholders or at any meeting of the shareholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of shareholders be there represented in person or by proxy) shall be as valid and as binding upon the Corporation and upon all the shareholders as though it had been approved or ratified by every shareholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interest, or for any other reason.

(5)         In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this certificate, and to any by-laws from time to time made by the shareholders; provided, however, that no by-laws so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.

SEVENTH:          The Corporation shall, to the full extent permitted by Section 145 of the DGCL, as amended, from time to time, indemnify the Corporation’s officers and directors.  The Corporation may, to the full extent permitted by Section 145 of the DGCL, as amended, from time to time, indemnify all other persons whom it may indemnify pursuant thereto.

EIGHTH:             Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware, may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under  the provisions of Section 279 Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs.  If a majority in number representing three-fourths (3/4) in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

NINTH:                The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

TENTH:               No person who is or was at any time a director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such person as a director; provided, however, that, unless and except to the extent otherwise permitted from time to time by applicable law, the provisions of this Paragraph Tenth shall not eliminate or limit the liability of a director (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for any act or omission by the director which is not in good faith or which involves intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, (iv) for any transaction from which the director derived an improper personal benefit or (v) for any act or omission occurring prior to the date this Paragraph Tenth becomes effective.  No amendment to or repeal of this Paragraph Tenth shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any act or omission of such director occurring prior to such amendment or repeal.

ELEVENTH:       Subject to the rights of the holders of any class or series of Preferred Stock expressly set forth in this Certificate of Incorporation, the Certificate of Designation related to such class or series of Preferred Stock or as otherwise required by law, any action required or permitted to be taken by the shareholders of the Corporation must be effected exclusively at a duly called annual or special meeting of such shareholders and may not be effected by any consent in writing by such shareholders.  This Article ELEVENTH may not be repealed or amended in any respect, and no provision inconsistent with this Article ELEVENTH may be adopted, unless such action is approved by the affirmative vote of the holders of not less than eighty (80) percent of the combined voting power of the then outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors.

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IN WITNESS WHEREOF, the undersigned, being the incorporator herein before named, for the purpose of forming a corporation under the laws of the State of Delaware, has executed, signed and acknowledged this Certificate of Incorporation this 17th day of August, 2011.

By:	/s/ Gregory M. Mennerick
Name: Gregory M. Mennerick, Incorporator

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